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                                                                   EXHIBIT 10.10

                                    UST INC.
                      DIRECTORS' SUPPLEMENTAL MEDICAL PLAN

     1. Purpose; Applicability. The purpose of the Plan is to provide supplemental medical benefits to nonemployee members of the Board of Directors of UST Inc. (the "Company"). The Plan was adopted as of January 1, 1994 and amended and restated to add a new Section 3 as of February 16, 1995. The Plan shall be applicable to all current or future directors of the Company, other than directors who are employees or former employees of the Company or its subsidiaries, whether direct or indirect ("Eligible Directors"). Neither the spouse of an Eligible Director nor any other member of an Eligible Director's family shall be eligible for coverage under the Plan.

     2. Benefits. The Company, or any third party administrator appointed by the Company, shall reimburse each Eligible Director for the reasonable, medically related expenses incurred by such Director for deductibles, coinsurance, co-pays, prescription drugs, physician charges, medically related charges, annual physicals, professional nursing care, medically related transportation and lodging, special health equipment, vision care, eyeglasses, contact lenses and hearing aids ("Covered Expenses"); provided, however, that
(i) the amount of Covered Expenses incurred in any calendar year for which an Eligible Director may be reimbursed shall not exceed $7,500, and (ii) Covered Expenses shall not include cosmetic surgery, insurance premiums, hot tubs (etc.), care not approved by a physician, act of war, free services, or claims covered by any other health plan.

     3. Continuing Coverage. Coverage under the Plan shall continue after an Eligible Director's service as a director ceases for any reason, for the same number of months as the number of full months that the Eligible Director shall have served as a director; provided, however, that in the event an Eligible Director dies before the end of the period in which payments are to be made, coverage shall cease as of the last day of the month in which occurs the death of such Director.

     4. Administration. The Company, or any third party administrator appointed by the Company, may establish such reasonable rules and conditions for the submission and reimbursement of claims as it shall in its discretion determine.

     5. No Right of Service. Nothing contained in this Plan shall give any Director the right to remain as a director.

     6. Nontransferability. No amounts payable under the Plan shall be transferable by the Eligible Director.

     7. Amendments to Plan. The Board of Directors of the Company may, by its duly taken action, at any time terminate or from time to time modify or suspend the Plan, in whole or in part, except that termination, modification or suspension of the Plan shall not, without the consent of the affected Eligible Directors, adversely affect any right of any such Director to receive benefits that have previously accrued.

     8. Governing Law. The Plan shall be governed and construed in accordance with the laws of the State of Delaware.